Exhibit 99.1

The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

NEWS RELEASE

Travelers Reports First Quarter 2009 Net Income of $662 Million, or $1.11 per Diluted Share

First Quarter 2009 Operating Income of $799 Million, or $1.34 per Diluted Share

Book Value per Share of $45.12, an Increase of 5% from Year-End 2008

NEW YORK (April 30, 2009) — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $662 million, or $1.12 per basic share and $1.11 per diluted share, for the quarter ended March 31, 2009, compared to $967 million, or $1.56 per basic share and $1.54 per diluted share, for the quarter ended March 31, 2008. Operating income in the current quarter was $799 million, or $1.36 per basic share and $1.34 per diluted share, compared to $1.008 billion, or $1.63 per basic share and $1.60 per diluted share, in the prior year quarter.

“Notwithstanding difficult economic and investment environments, we delivered a net and operating return on equity of 10.2% and 12.4%, respectively, and we grew book value per share in the quarter, continuing to demonstrate our ability to achieve our long-term financial objectives,” commented Jay Fishman, Chairman and Chief Executive Officer. “These results reflect a solid underwriting performance, as evidenced by our 90.6% combined ratio. While long-term fixed income returns were stable, total net investment income declined due to lower short-term interest rates and negative returns on our non-fixed income investment portfolio. Notwithstanding current investment market conditions, we remain pleased with the quality of our investment portfolio.

“Our position in the marketplace remains strong and we continue to gain momentum. The benefits from our ongoing investments in technology platforms and product enhancements, as well as the flight to quality that is occurring in our industry, can be seen in our high retention rates and increased business submission flows. Adding to our franchise has been an improving rate trend across each of our business segments which has more than offset the impact of declining coverage needs resulting from general economic conditions. Our financial strength, coupled with our exceptional brand, positions us well for the future,” concluded Mr. Fishman.

Current Quarter Highlights

•      Return on equity and operating return on equity of 10.2 percent and 12.4 percent, respectively.

•      Net written premiums of $5.203 billion, an increase from $5.188 billion in the prior year quarter. Improving rate trends continued in each business segment, although coverage demands from existing policyholders declined due to general economic conditions.

•                  Solid underwriting results in all segments with GAAP combined ratios in Business Insurance of 89.0 percent; Financial, Professional & International Insurance of 90.2 percent; and Personal Insurance of 93.3 percent. Consolidated GAAP combined ratio of 90.6 percent.

•                  Net favorable prior year reserve development of $168 million after-tax ($258 million pre-tax), compared to $261 million after-tax ($400 million pre-tax) in the prior year quarter.

•                  Catastrophe losses of $54 million after-tax ($83 million pre-tax), compared to $62 million after-tax ($95 million pre-tax) in the prior year quarter.

•                  Positive impact on net and operating income of $40 million after-tax ($61 million pre-tax) due to a reduction in the estimate of Texas Windstorm Insurance Association (TWIA) assessments related to Hurricane Ike.

•                  Net investment income of $474 million after-tax ($542 million pre-tax), declined from $650 million after-tax ($815 million pre-tax) in the prior year quarter, due to negative returns in the non-fixed income portfolio and significantly lower short-term interest rates.

•                  Net realized investment losses of $137 million after-tax ($214 million pre-tax), compared to net realized investment losses of $41 million after-tax ($62 million pre-tax) in the prior year quarter primarily due to an increase in impairments.

•                  Resolution of various prior year federal tax matters resulted in a $69 million benefit to net and operating income.

•                  Book value per share of $45.12 and adjusted book value per share (which excludes FAS 115) of $44.19, an increase of 5 percent and 2 percent, respectively, from December 31, 2008. There were no share repurchases in the current quarter. Book value per share and adjusted book value per share each increased 4 percent from March 31, 2008, after repurchasing 24.2 million common shares for a total cost of $1.122 billion and paying common stock dividends of $711 million during the preceding twelve months.

•                  Announced a direct to consumer initiative within Personal Insurance enhancing the company’s ability to compete successfully in the marketplace by broadening its target customer base.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended March 31,
and after-tax, except for premiums)	2009	2008	Change
Gross written premiums	$5,863	$5,933	(1)%
Net written premiums	5,203	5,188	—
Net earned premiums	5,301	5,340	(1)
Underwriting gain	353	401	(12)
Net investment income	474	650	(27)
Operating income	799	1,008	(21)
per diluted share	$1.34	$1.60	(16)
Net income	662	967	(32)
per diluted share	$1.11	$1.54	(28)
Book value per share	$45.12	$43.31	4
Adjusted book value per share	$44.19	$42.36	4
GAAP combined ratio	90.6%	87.6%	3.0	pts
Operating return on equity	12.4%	15.6%	(3.2	)pts
Return on equity	10.2%	14.6%	(4.4	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

First Quarter 2009 Consolidated Results

Net and operating income in the current quarter of $662 million and $799 million, respectively, declined from $967 million and $1.008 billion in the prior year quarter. The current quarter included an after-tax underwriting gain of $353 million and after-tax net investment income of $474 million. The current and prior year quarters included the following:

	Three Months Ended March 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain	$465		$630		$353	$401
GAAP combined ratio	90.6%		87.6%

Underwriting gain includes:
Net favorable prior year reserve development	258		400		168	261
Impact on GAAP combined ratio	(4.9	)pts	(7.5	)pts

Catastrophes, net of reinsurance	(83)		(95)		(54)	(62)
Impact on GAAP combined ratio	1.6	pts	1.8	pts

Resolution of prior year tax matters					55	—

Net investment income	542		815		474	650
Average yield	3.0%		4.4%		2.6%	3.5%

Other, including interest expense	(66)		(69)		(28)	(43)
Other also includes:
Resolution of prior year tax matters					14	—

Net realized investment losses	(214)		(62)		(137)	(41)

The current quarter underwriting gain reflects a GAAP combined ratio of 93.9 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 93.3 percent in the prior year quarter. This increase of 0.6 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends, partially offset by a $61 million pre-tax reduction in the estimate of TWIA assessments related to Hurricane Ike.

Net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance. Catastrophe losses in the current quarter were related to several tornadoes and hail storms. In addition, the current quarter benefited from the resolution of various prior year federal tax matters.

Net investment income in the current quarter declined from the prior year quarter despite steady returns in the long-term fixed-income portfolio. The non-fixed income investment portfolio, representing $4.0 billion or 6 percent of the total investment portfolio and comprised substantially of private equity funds, real estate partnerships and hedge funds, recorded an investment loss of $113 million after-tax ($175 million pre-tax) in the current quarter, compared to an investment gain of $27 million after-tax ($39 million pre-tax) in the prior year quarter, reflective of the difficult investment market conditions during recent quarters. In addition, returns in the short-term fixed-income portfolio in the current quarter were negatively impacted by a 220 basis point reduction in average after-tax interest rates compared to the prior year quarter.

Net realized investment losses in the current quarter included impairments of $120 million after-tax ($184 million pre-tax) consisting of $70 million after-tax ($107 million pre-tax) in the fixed income portfolio and $50 million after-tax ($77 million pre-tax) in the non-fixed income portfolio. Net realized investment losses in the prior year quarter included impairments of $25 million after-tax ($38 million pre-tax).

Net written premiums of $5.203 billion in the current quarter were slightly higher than in the prior year quarter. Overall, business retention remained at historically high levels and increased in many lines of business from the prior year quarter. Improving rate trends continued in each business segment, although coverage demands from existing policyholders declined due to general economic conditions. New business volumes were slightly lower than the prior year quarter as small growth in Business Insurance was more than offset by lower volumes in Financial, Professional & International Insurance and Personal Insurance.

Capital Management

The company remains very well capitalized, with all of its financial strength indicators at or better than target levels. At the end of the first quarter 2009, shareholders’ equity was $26.5 billion, a 5 percent increase from year-end 2008. Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $543 million as compared to after-tax net unrealized investment losses of $144 million at year-end 2008. Statutory surplus was $21.6 billion, the company’s debt to capital ratio of 18.9 percent (excluding FAS 115) was better than its 20.0 percent target level, and holding company liquidity of $2.6 billion was $1.5 billion more than the company’s target level.

Business Insurance Segment Financial Results

For the first quarter 2009, the Business Insurance segment reported operating income of $547 million, a decline from $683 million in the prior year quarter.  The current quarter included an after-tax underwriting gain of $226 million and after-tax net investment income of $317 million. The current and prior year quarters included the following:

	Three Months Ended March 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$296		$367		$226	$219
GAAP combined ratio	89.0%		86.6%

Underwriting gain includes:
Net favorable prior year reserve development	182		312		118	204
Impact on GAAP combined ratio	(6.6	)pts	(11.2	)pts

Catastrophes, net of reinsurance	(12)		(57)		(8)	(37)
Impact on GAAP combined ratio	0.4	pts	2.1	pts

Resolution of prior year tax matters					38	—

Net investment income	355		573		317	460

Other	6		5		4	4

The current quarter underwriting gain reflects a GAAP combined ratio of 95.2 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 95.7 percent in the prior year quarter.  This decrease of 0.5 points primarily resulted from a $26 million pre-tax reduction in the estimate of TWIA assessments relating to Hurricane Ike, lower non-catastrophe weather-related losses and a lower amount of large property losses, partially offset by reduced underwriting margins related to pricing and loss cost trends.

Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability, commercial multi-peril, property and commercial automobile product lines.  Catastrophe losses in the current quarter were related to several tornadoes and hail storms.

Business Insurance net written premiums of $2.963 billion increased 2 percent from the prior year quarter.  Retention rates continued to be very strong and improved from the prior year quarter.  Renewal price changes, while generally slightly negative, improved from the prior year quarter due to continued improving rate trends, partially offset by lower coverage demands from existing policyholders due to general economic conditions.  New business volumes improved slightly from the prior year quarter driven by strong growth in Select Accounts and Industry-Focused Underwriting, partially offset by declines in Target Risk Underwriting and Specialized Distribution.

Select Accounts

•                  Net written premiums of $731 million increased 3 percent from the prior year quarter.

•                  Retention rates remained strong and improved from the prior year quarter.

•                  Renewal price changes were flat and improved from recent quarters as a result of an improving rate trend.

•                  New business volume increased from already strong levels in the prior year quarter. Submission flows once again increased significantly driven by the continued success and expansion of TravelersExpressSM, the enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses. The expansion of the platform continued in January 2009 with the initial launch of TravelersExpressSM for Commercial Automobile in 6 states.

Commercial Accounts

•                  Net written premiums of $710 million increased 5 percent from the prior year quarter.

•                  Retention rates remained very strong and improved from the prior year quarter.

•                  Renewal price changes were slightly negative, but improved from recent quarters as the impact of an improving rate trend was partially offset by lower coverage demands from existing policyholders.

•                  New business volumes were generally consistent with the prior year quarter, an improvement from recent quarterly trends. In addition, submission flows continued to increase due to the success of various product initiatives.

National Accounts

•                  Net written premiums of $259 million increased 5 percent from the prior year quarter due to strong retention rates and improvement in new business.

Industry-Focused Underwriting

•                  Net written premiums of $617 million increased 1 percent from the prior year quarter driven by strong results in Oil & Gas and Public Sector, offset by lower results in Construction and Technology.

Target Risk Underwriting

•                  Net written premiums of $422 million declined less than 1 percent from the prior year quarter primarily due to lower new business volumes in Inland Marine.

Specialized Distribution

•                  Net written premiums of $222 million declined 9 percent from the prior year quarter primarily due to weaknesses in the commercial trucking industry and continuing competition from standard markets and other distribution channels.

Financial, Professional & International Insurance Segment Financial Results

For the first quarter 2009, the Financial, Professional & International Insurance segment reported operating income of $148 million, a decline from $208 million in the prior year quarter.  The current quarter included an after-tax underwriting gain of $60 million and after-tax net investment income of $84 million. The current and prior year quarters included the following:

	Three Months Ended March 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$75		$154		$60	$112
GAAP combined ratio	90.2%		81.4%

Underwriting gain includes:
Net favorable prior year reserve development	12		63		8	41
Impact on GAAP combined ratio	(1.4	)pts	(7.4	)pts

Catastrophes, net of reinsurance	—		—		—	—
Impact on GAAP combined ratio	—	pts	—	pts

Resolution of prior year tax matters					8	—

Net investment income	104		122		84	93

Other	6		5		4	3

The current quarter underwriting gain reflects a GAAP combined ratio of 91.6 percent, excluding net favorable prior year reserve development, as compared to 88.8 percent in the prior year quarter.  The 2.8 point increase resulted from a small number of large losses within International as well as a change in business mix due to lower construction surety volumes within Bond & Financial Products.

The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience across various lines of business within International.

Financial, Professional & International Insurance net written premiums of $563 million declined 13 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums declined 6 percent due to lower business volumes in construction surety and a change in the timing of certain reinsurance treaties.

Bond & Financial Products

•                  Net written premiums of $350 million declined 7 percent from the prior year quarter primarily driven by lower business volumes in construction surety due to reduced public construction project activity.

•                  Retention rates continued to be strong.

•                  Renewal price changes were positive and improved from recent quarters as the impact of an improving rate trend across several lines was partially offset by lower coverage demands from existing policyholders.

•                  New business volumes declined from the prior year quarter despite increases in submissions due to the company’s underwriting discipline.

•                  The retention, renewal price change and new business volume metrics exclude the surety line of business because these products are sold on a non-recurring, project-specific basis.

International

•                  Net written premiums of $213 million declined 20 percent from the prior year quarter.  After adjusting for the impact of changes in foreign exchange rates, net written premiums declined 5 percent primarily due to a change in the timing of certain reinsurance treaties.

•                  Retention rates were lower than the prior year quarter primarily due to underwriting actions taken within the company’s Lloyd’s operations.

•                  Renewal price changes in the current quarter were flat, compared to being negative in the prior year quarter.

•                  New business volumes, after adjusting for the impact of changes in foreign exchange rates, increased from the prior year quarter.

Personal Insurance Segment Financial Results

For the first quarter 2009, the Personal Insurance segment reported operating income of $154 million, a decline from $181 million in the prior year quarter. The current quarter included an after-tax underwriting gain of $67 million and after-tax net investment income of $73 million. The current and prior year quarters included the following:

	Three Months Ended March 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax
Underwriting gain	$94		$109		$67	$70
GAAP combined ratio	93.3%		92.2%

Underwriting gain includes:
Net favorable prior year reserve development	64		25		42	16
Impact on GAAP combined ratio	(3.7	)pts	(1.5	)pts

Catastrophes, net of reinsurance	(71)		(38)		(46)	(25)
Impact on GAAP combined ratio	4.1	pts	2.2	pts

Resolution of prior year tax matters					9	—

Net investment income	83		120		73	97

Other	21		21		14	14

The current quarter underwriting gain reflects a GAAP combined ratio of 92.9 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 91.5 percent in the prior year quarter.  This increase of 1.4 points was primarily due to higher non-catastrophe weather-related losses in Homeowners and Other and approximately 1.5 points related to results associated with the company’s recently announced direct to consumer initiative, partially offset by a $34 million pre-tax reduction in the estimate of TWIA assessments relating to Hurricane Ike.

Net favorable prior year reserve development in the current quarter was primarily driven by favorable loss experience related to Hurricanes Ike and Katrina within Homeowners and Other, partially offset by unfavorable loss experience in New Jersey within Automobile. Catastrophe losses in the current quarter were related to several tornadoes and hail storms.

Personal Insurance net written premiums of $1.677 billion increased 3 percent from the prior year quarter.  This result was primarily due to continued strong retention rates and positive renewal price changes.

Automobile

•                  Net written premiums of $925 million increased slightly, and policies in force increased 1 percent, from the prior year quarter.

•                  Retention rates and new business volume, while remaining strong, were down slightly from recent quarters due to the impact of rate increases.

•                  Renewal price changes remained positive and improved from recent quarters.

Homeowners and Other

•                  Net written premiums of $752 million increased 6 percent, and policies in force increased 3 percent, from the prior year quarter.

•                  Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.

•                  New business volume increased from the prior year quarter due to growth in non-coastal areas.

2009 Annual Guidance

Travelers continues to expect that its full year 2009 operating income per diluted share will be in the range of $4.50 to $4.90, unchanged from the previously announced guidance range.  This guidance includes the reported results for the first three months of 2009 and estimates for the remainder of 2009 based on a number of assumptions, including:

•         Catastrophe losses of $552 million pre-tax and $360 million after-tax, or $0.62 per diluted share for the full year;

•         No additional prior year reserve development, favorable or unfavorable;

•         No significant changes in private equity and hedge fund valuations due to an assumption of unchanged market conditions.  Lower real estate partnership valuations due to a continuing downward trend in commercial real estate values;

•         No significant change in average invested assets (excluding FAS 115), after taking into account dividends and approximately $750 million of share repurchases for the full year; and

•         Weighted average diluted shares of approximately 585 million.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, April 30, 2009.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business.  For more information, visit www.travelers.com.

From time to time Travelers may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas, Aviation and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance, healthcare and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans, statements about the potential impact of the recent disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity, expected current returns and combined ratio) and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our business; financial disruption or a prolonged economic downturn may materially and adversely affect our business; our investment portfolio may suffer reduced returns or material losses; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; we are exposed to credit risk in certain of our business operations; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; the intense competition that we face could harm our ability to maintain or increase our business volumes and our profitability; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or the impact on our business practices or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; some strategic initiatives are long-term in nature and may negatively impact our expense ratios as we invest and may not be successful; if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted; and acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q for the first quarter ended March 31, 2009 filed with the Securities and Exchange Commission.

	Three Months Ended
	March 31,
($ in millions, except per share amounts, and after-tax)	2009	2008

Operating income	$799	$1,008
Net realized investment losses	(137)	(41)
Net income	$662	$967

Basic earnings per share(1)
Operating income	$1.36	$1.63
Net realized investment losses	(0.24)	(0.07)
Net income	$1.12	$1.56

Diluted earnings per share(1)
Operating income	$1.34	$1.60
Net realized investment losses	(0.23)	(0.06)
Net income	$1.11	$1.54

Weighted average number of common shares outstanding (basic)(1)	584.6	615.4
Weighted average number of common shares outstanding and common stock equivalents (diluted)(1)	590.4	624.8
Common shares outstanding at period end	585.3	606.9

Common stock dividends declared	$177	$178

Operating income by segment
Business Insurance	$547	$683
Financial, Professional & International Insurance	148	208
Personal Insurance	154	181
Total segment operating income	849	1,072
Interest Expense and Other	(50)	(64)
	$799	$1,008

Operating return on equity	12.4%	15.6%
Return on equity	10.2%	14.6%

(1)  In accordance with the provisions of FSP EITF 03-06-1, Determining Whether Instruments Granted in Shared-Based Payment Transcations are Participating Securities, which was effective January 1, 2009, all prior-period basic and diluted EPS data has been restated to reflect the retrospective application of this guidance.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2009	2008
Revenues
Premiums	$5,301	$5,340
Net investment income	542	815
Fee income	73	105
Net realized investment losses	(214)	(62)
Other revenues	33	34
	$5,735	$6,232
Revenues
Business Insurance	$3,191	$3,470
Financial, Professional & International Insurance	911	974
Personal Insurance	1,847	1,848
Total segment revenues	5,949	6,292
Interest Expense and Other	—	2
	5,949	6,294
Net realized investment losses	(214)	(62)
	$5,735	$6,232
Gross written premiums
Business Insurance	$3,294	$3,308
Financial, Professional & International Insurance	842	946
Personal Insurance	1,727	1,679
	$5,863	$5,933
Net written premiums
Business Insurance	$2,963	$2,911
Financial, Professional & International Insurance	563	644
Personal Insurance	1,677	1,633
	$5,203	$5,188
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	57.8%	54.2%
Underwriting expense ratio	31.2	32.4
Combined ratio	89.0%	86.6%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	54.7%	45.7%
Underwriting expense ratio	35.5	35.7
Combined ratio	90.2%	81.4%

Personal Insurance
Loss and loss adjustment expense ratio	64.9%	62.9%
Underwriting expense ratio	28.4	29.3
Combined ratio	93.3%	92.2%

Total Company (2)
Loss and loss adjustment expense ratio	59.7%	55.7%
Underwriting expense ratio	30.9	31.9
Combined ratio	90.6%	87.6%

(1)  For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)  Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended
	March 31,
($ in millions; after-tax except as noted)	2009	2008
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$465	$630
Tax expense on underwriting results	(112)	(229)
Underwriting gain	353	401
Net investment income	474	650
Other, including interest expense	(28)	(43)
Consolidated operating income	799	1,008
Net realized investment losses	(137)	(41)
Net income	$662	$967

	As of
	March 31,	December 31,	March 31,
($ in millions; except per share data)	2009	2008	2008
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,919	$21,402	$21,659
Goodwill and other intangibles, net of tax	3,948	3,972	4,045
Adjusted common shareholders’ equity	25,867	25,374	25,704
Net unrealized investment gains (losses), net of tax	543	(144)	576
Common shareholders’ equity	$26,410	$25,230	$26,280

Common shares outstanding	585.3	585.1	606.9

Tangible book value per share	$37.45	$36.58	$35.69
Adjusted book value per share	44.19	43.37	42.36
Book value per share	45.12	43.12	43.31

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Twelve Months Ended December 31,
($ in millions; after-tax)	2008	2007	2006	2005
Reconciliation of operating income to net income

Operating income	$3,195	$4,500	$4,200	$2,026
Net realized investment gains (losses)	(271)	101	8	35
Income from continuing operations	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	(439)
Net income	$2,924	$4,601	$4,208	$1,622

	As of December 31,
($ in millions)	2008	2007	2006	2005
Reconciliation of adjusted common shareholders’ equity to common shareholders’ equity

Adjusted common shareholders’ equity	$25,374	$25,884	$24,553	$21,823
Net unrealized investment gains (losses), net of tax	(144)	620	453	327
Common shareholders’ equity	$25,230	$26,504	$25,006	$22,150
Return on equity	11.4%	18.0%	17.9%	7.5%
Operating return on equity	12.4%	17.7%	17.9%	9.6%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

###

Contacts
Media:	Institutional Investors:	Individual Investors:
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651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902